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                                                                       EX-99. 13

                        CERTIFICATE OF SOLE SHAREHOLDER

     Merrill Lynch Asset Management, Inc., the holder of 10,000 shares of beneficial interest, par value $0.10 per share, of the Merrill Lynch Strategic Dividend Fund, a Massachusetts business trust (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's prepaid registration fees and organizational expenses, the proceeds thereof will be reduced by the proportionate amount that the total unamortized balance bears to the number of initial shares outstanding at the time of redemption.

                              MERRILL LYNCH ASSET MANAGEMENT, INC.

                              By /S/ ARTHUR ZEIKEL
                                 ----------------------
                                 Arthur Zeikel, President

Dated: July 31, 1987